For Immediate Release:

RENT-A-CENTER, INC. ANNOUNCES

STORE CONSOLIDATION PLAN

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Plano, Texas, September 6, 2005 -- Rent-A-Center, Inc. (the "Company") (NASDAQ/NNM:RCII), the nation's largest rent-to-own operator, today announced plans to close up to 162 stores across the U.S. by year-end 2005.

"We believe our aggressive store acquisition program over the last few years has resulted in over penetration in some markets," commented Mark E. Speese, the Chairman and Chief Executive Officer of Rent-A-Center, Inc. "Accordingly, we initiated a process to more thoroughly evaluate every market in which we operate based on market share, operating results, competitive positioning, and growth potential. As a result, we identified approximately 114 stores that we intend to close and merge with existing Rent-A-Center stores and up to 48 additional stores that we intend to sell, merge with a potential acquisition, or close by the end of the year." Speese continued, "This restructuring is part of our ongoing analysis of every aspect of our business to improve our financial performance."

The Company expects to incur pre-tax restructuring expenses in the range of $12.1 million to $25.1 million, which will be recorded in the third and fourth quarters of our fiscal year ending December 31, 2005. The estimated costs with respect to these store closings relate primarily to lease terminations, fixed asset disposals and potential goodwill impairments. The expected cash outlay associated with this restructuring expense will be in the range of $9.0 million to $13.7 million. The 162 stores had revenues of approximately $57.7 million year-to-date through August 31, 2005, including revenue of approximately $43.5 million with respect to the approximately 114 stores identified to be closed and merged with existing Rent-A-Center stores. The 114 stores will transfer their customer rental purchase agreements to existing Rent-A-Center stores and the Company expects to retain the majority of these rental purchase agreements. At the conclusion of the restructuring, the Company expects a monthly operating income benefit in the range of $1.4 million to $1.8 million.

"The rationalization of our store base does not change our outlook with regard to our new store development plan," commented Mr. Speese. "We have opened 34 stores year-to-date and intend to open approximately a total of 60 to 70 new stores in 2005."

On a separate issue, the Company is currently assessing the impact of Hurricane Katrina on the operations of its stores in Louisiana, Mississippi, and Alabama. Hurricane Katrina has damaged approximately 25 stores in Louisiana, 15 stores in Mississippi, and 5 stores in Alabama. The extent of such damage, and any costs associated with it, cannot be reasonably estimated at this time. The Company will provide updated information as it becomes available. "Our heartfelt thoughts go out to the many individuals, including our co-workers and their families, affected by Hurricane Katrina," said Mr. Speese.

Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates 2,869 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of 291 rent-to-own stores, 279 of which operate under the trade name of "ColorTyme," and the remaining 12 of which operate under the "Rent-A-Center" name.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding additional costs and expenses that could be incurred in connection with the store rationalization plan; uncertainties regarding the ability to open new rent-to-own stores; the Company's ability to acquire additional rent-to-own stores on favorable terms; the Company's ability to enhance the performance of these acquired stores; the Company's ability to control store level costs; the Company's ability to identify and successfully market products and services that appeal to our customer demographic; the Company's ability to identify and successfully enter new lines of business offering products and services that appeal to our customer demographic; the results of the Company's litigation; the passage of legislation adversely affecting the rent-to-own industry; the Company's ability to collect on its rental purchase agreements; the Company's ability to enter into new rental purchase agreements; economic pressures affecting the disposable income available to our targeted consumers, such as high fuel and utility costs; changes in the Company's stock price and the number of shares of common stock that the Company may or may not repurchase; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2004 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contacts for Rent-A-Center, Inc.:
David E. Carpenter Vice President of Investor Relations (972) 801-1214 dcarpenter@racenter.com